Exhibit 5.1

May 29, 2024

LeddarTech Holdings Inc.

4535, boulevard Wilfrid-Hamel, Suite 240

Québec G1P 2J7, Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form F-1

We have acted as Canadian counsel for LeddarTech Holdings Inc. (the “Corporation”), a corporation governed by the Canada Business Corporations Act, in connection with the filing of a Registration Statement on Form F-1 (as filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 29, 2024, the “Registration Statement”), with the Commission under the U.S. Securities Act of 1933 (the “Securities Act”). We understand that the Registration Statement relates to the offer and sale from time to time by YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”), of up to 20,000,000 of the Corporation’s common shares, without par value (the “Common Shares”), which includes (i) up to 19,836,637 Common Shares that the Corporation may, in its discretion, elect to issue and sell to Yorkville (the “SEPA Advance Shares”) after the date of the Registration Statement, pursuant to a Standby Equity Purchase Agreement entered into between the Corporation and Yorkville on April 8, 2024 and that became effective on April 15, 2024, as may be amended (the “SEPA”), and (ii) 163,363 Common Shares that the Corporation issued to Yorkville on May 1, 2024 in satisfaction of an upfront fee under the SEPA (the “SEPA Commitment Shares” and, together with the SEPA Advance Shares, the “SEPA Shares”).

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the SEPA.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)	the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein; and

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(e)	that the Registration Statement has not been amended and that the SEPA has not been amended or supplemented either in writing, orally or otherwise, and has not been terminated or replaced, as applicable.

We have relied upon a certificate of an officer of the Corporation with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

For the purposes of the opinions expressed in paragraph 1 below, we have relied upon a certificate of status dated May 29, 2024 issued in respect of the Corporation by Corporations Canada.

Where our opinions expressed herein refer to the SEPA Shares having been issued as being “fully-paid and non-assessable”, such opinions assume that all required consideration (in whatever form) has been paid for such SEPA Shares. We express no opinion as to the adequacy of any consideration received by the Corporation for any of the SEPA Shares.

Applicable Laws

The opinions expressed below are restricted to the laws of the Province of Québec and the laws of Canada applicable therein.

Opinions

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof:

1.	The Corporation is a corporation amalgamated under the Canada Business Corporations Act and has not been dissolved.

2.	The Corporation has taken all necessary corporate action to authorize the execution and delivery of the SEPA and the performance of its obligations thereunder.

3.	The SEPA Shares, when issued by the Corporation in accordance with the terms of the SEPA, will be, validly issued as fully paid and non-assessable common shares of the Corporation.

Consent and Qualifications

All of the opinions expressed above are subject to the following qualifications:

(a)	enforceability may be limited by bankruptcy, winding-up, insolvency, arrangement, prescription, and other similar laws of general application affecting the enforcement of creditors’ rights;

(b)	a court may decline to enforce rights of indemnification or contribution to the extent that they directly or indirectly relate to (i) liabilities imposed by law on the indemnified party for which it would be contrary to public policy or public order to require indemnification by the indemnifying party, or (ii) fraud, willful misconduct or gross negligence;

(c)	we express no opinion as to the enforceability of any provision exculpating any party from liability in respect of acts or omissions that may be illegal, or involve fraud, willful misconduct or gross negligence;

(d)	we express no opinion as to the enforceability of, nor as to the manner in which a court would interpret and apply, any provision which (i) refers to, incorporates by reference, or requires compliance with any law, statute, rule or regulation of a jurisdiction other than Québec, or (ii) incorporates by reference a document or agreement governed by a law other than the laws of Québec; and

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(e)	we express no opinion as to compliance with the Personal Information Protection and Electronic Documents Act (Canada), the Act respecting the protection of personal information in the private sector (Québec), Articles 35 to 41 of the Civil Code of Québec, or any other privacy laws.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

/s/ Stikeman Elliott LLP

Stikeman Elliott LLP